Execution Version

ASSET PURCHASE AGREEMENT

by and between

BOSCH BERRIES KENTUCKY OPERATIONS CORP., as Purchaser,

and

APPHARVEST PULASKI FARM, LLC, as Seller

Dated as of August 31, 2023

Table of Contents
Page

ARTICLE 1 DEFINED TERMS    1
1.1Defined Terms    1
1.2Other Definitional and Interpretive Matters    10
ARTICLE 2 THE PURCHASE AND SALE; CLOSING    13
2.1Purchase and Sale    13
2.2Excluded Assets    14
2.3Assumption of Liabilities    15
2.4Excluded Liabilities    16
2.5Excluded Contracts    17
2.6Nontransferable Assets and Liabilities    17
2.7Closing                                     18
2.8Closing Deliveries of the Parties    18
2.9Purchase Price; Assumed Liabilities; Deposits    19
2.10Transfer Taxes    19
2.11Allocation of Purchase Price    19
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER    20
3.1Organization, Good Standing and Other Matters    20
3.2Authority and Enforceability    21
3.3No Conflict; Required Filings and Consents    21
3.4Compliance With Laws; Permits    21
3.5Litigation    22
3.6Real Property; Personal Property    22
3.7Environmental Matters    22
3.8Assigned Contracts    22
3.9Brokers and Finders    23
3.10Employees    23
3.11Employee Benefit Plans    23
3.12No Other Representations or Warranties    23
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER    23
4.1Organization, Good Standing and Other Matters    23

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4.2Authority and Enforceability    23
4.3No Conflict: Required Filings and Consents    24
4.4Financing    24
4.5Solvency    24
4.6Litigation    25
4.7Brokers and Finders    25
4.8Investigation and Agreement by Purchaser; Non-Reliance of
Purchaser; No Other Representations and Warranties    25
4.9No Other Representations or Warranties    26
ARTICLE 5 BANKRUPTCY COURT MATTERS    26
5.1Competing Transaction    26
5.2Bankruptcy Court Filings    26
5.3Assumption of Assigned Contracts    27
ARTICLE 6 PRE-CLOSING COVENANTS    28
6.1Conduct of Business    28
6.2Access to Information; Confidentiality    29
6.3Efforts to Consummate; Cooperation    30
6.4Notices and Consents    31
6.5Regulatory Matters and Approvals    31
6.6Public Announcements    33
6.7Update of Schedules; Knowledge of Breach    33
6.8GNCU Amended and Restated Loan Documentation    34
6.9Notification of Certain Matters    34
6.10Sale Order    34
ARTICLE 7 POST-CLOSING COVENANTS    34
7.1Access to Information; Books and Records    34
7.2Post-Closing Receipt and Possession of Assets    35
7.3Tax Matters    35
7.4Employee Matters    37
ARTICLE 8 CONDITIONS PRECEDENT    38
8.1Conditions to Each Party’s Obligation    38
8.2Conditions to Obligation of Purchaser    38

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8.3Conditions to Obligations of the Seller    39
8.4Waiver of Condition; Frustration of Conditions    40
ARTICLE 9 TERMINATION    40
9.1Events of Termination    40
9.2Effect of Termination    41
ARTICLE 10 GENERAL PROVISIONS    41
10.1Survival of Representations, Warranties and Covenants    41
10.2Entire Agreement    42
10.3Amendment; No Waiver    42
10.4Severability; Specific Versus General Provisions    42
10.5Expenses and Obligations    43
10.6Notices    43
10.7Counterparts    44
10.8Governing Law    44
10.9Submission to Jurisdiction; Consent to Service of Process    44
10.10Waiver of Jury Trial    45
10.11Rights Cumulative    45
10.12Assignment    45
10.13Specific Enforcement; Remedies    45
10.14Third-Party Beneficiaries    46
10.15No Personal Liability of Directors, Officers and Owners    46
10.16General Release    47
10.17Legal Representation    48
EXHIBITS

Exhibit A
Exhibit B
GNCU Letter
Loan Term Sheet

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 31, 2023 is entered into by and between BOSCH BERRIES KENTUCKY OPERATIONS CORP., a Delaware corporation (“Purchaser”), and APPHARVEST PULASKI FARM, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

WHEREAS, on June 23, 2023, (the “Petition Date”) AppHarvest, Inc. and its affiliates, including Seller, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) thereby commencing chapter 11 cases, Case No. 23-90745 (DRJ) (the “Bankruptcy Cases”);

WHEREAS, the Seller is a debtor-in-possession under the Bankruptcy Code and manages its properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller is engaged in the Business and owns all of the Transferred
Assets;

WHEREAS, the Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from the Seller, all of the Transferred Assets Free and Clear, and the Seller desires Purchaser to assume, and Purchaser desires to assume from the Seller, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions hereof, pursuant to a Sale Order and Sections 101(a), 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, to facilitate the transactions contemplated by this Agreement, GNCU has provided the executed letter attached hereto as Exhibit A, expressing its commitment to satisfy any senior liens and encumbrances on the Owned Real Property as necessary to clear the title acquired by Purchaser; provided, that Purchaser is selected as the Successful Bidder (as defined in the Bid Procedures) (the “GNCU Letter”);

WHEREAS, the Transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Sale Order to be entered in the Bankruptcy Cases.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
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ARTICLE 1 DEFINED TERMS

1.1Defined Terms. The following terms shall have the following meanings in this Agreement:

“Action” means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Accounts Payable” means all trade accounts payable and other obligations of payment to any Person by Seller arising prior to the Closing Date to the extent attributable to a Transferred Asset or otherwise related to the Business, in each case, as determined in accordance with GAAP.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Transaction” has the meaning set forth in Section 9.1(b).

“Amended and Assigned GNCU Loan Documentation” means the Loan Agreement among Seller (as borrower), AppHarvest Operations Inc. (as guarantor) and GNCU (as lender) and related documentation, as amended immediately prior to the Closing to forgive any outstanding accrued interest, forgive any existing defaults and to reduce the aggregate principal amount to
$[34,600,000], all on terms consistent with the Loan Term Sheet attached hereto as Exhibit B. “Antitrust Laws” has the meaning set forth in Section 6.5(b).
“Asset Tax Return” means a Tax Return relating to an obligation to pay Taxes that are determined based upon the ownership or operation of the Transferred Assets (but, for the avoidance of doubt, not including any Tax Returns relating to Taxes based on net or gross income or Transfer Taxes).

“Asset Taxes” means any Taxes with respect to the ownership or operation of the Transferred Assets other than (a) Taxes based on net or gross income, and (b) Transfer Taxes.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).
“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

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“Attorney-Client Information” has the meaning set forth in Section 10.17. “Auction” has the meaning set forth in Section 5.2(b).
“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Back-Up Bid” means the second highest or otherwise best bid if the successful bidder fails to consummate its bid in accordance with the Bid Procedures.

“Back-up Termination Date” means the first to occur of (a) forty-five (45) days after the entry of the Sale Order, (b) consummation of the Transactions with the winning bidder at the Auction,
(c) Purchaser’s receipt of notice from the Seller of the release by the Seller of Purchaser’s obligations under Section 5.2(b) and (d) the Outside Date.

“Bankruptcy Cases” has the meaning set forth in the Recitals. “Bankruptcy Code” has the meaning set forth in the Recitals. “Bankruptcy Court” has the meaning set forth in the Recitals.
“Bid Procedures” means those certain bidding procedures set forth as Exhibit 1 to the Bid Procedures Order, as such procedures may be amended from time to time thereafter in accordance with the Bid Procedures Order.

“Bid Procedures Order” means the Order (I)(A) Approving Bidding Procedures; (B) Approving the Selection of Stalking Horse Purchaser; (C) Approving the Debtors’ Entry Into the Stalking Horse APA and Approving Bid Protections; (D) Scheduling Auctions and Sale Hearing; (E) Approving Form and Manner of Sale Notice; (F) Approving Form and Manner of Potential Assumption and Assignment Notice; (G) Approving the Form and Manner of Post-Auction Notice; (H) Approving Assumption and Assignment Procedures; and (II) Granting Related Relief [Docket No. 298] entered on August 25, 2023.

“Business” means the business of owning and operating a business as a cultivator, grower, harvester, producer, packager, seller or marketer of protected agricultural grown fresh produce, including berries and cucumbers, at its facility located in Somerset, Kentucky.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas are authorized or required to be closed.

“Closing” has the meaning set forth in Section 2.7.
“Closing Date” has the meaning set forth in Section 2.7.

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“Code” means the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant thereto.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confirmation” means the entry by the Bankruptcy Court of an Order confirming the Joint Plan of Liquidation of AppHarvest Products, LLC and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time) pursuant to section 1129 of the Bankruptcy Code.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated on or about August 2023, by and between the Seller and an Affiliate of Purchaser.

“Consent” means any consent, approval, authorization, waiver or license.

“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), contract or subcontract.

“Contracting Parties” has the meaning set forth in Section 10.15

“Cure Costs” means any and all costs, expenses or actions that Purchaser is required to pay or perform to assume any of the Assigned Contracts pursuant to section 365(f) of the Bankruptcy Code.

“Deed” has the meaning set forth in Section 2.8(c)(ii).

“Designated Contracts” has the meaning set forth in Section 5.3(b). “Designation Deadline” has the meaning set forth in Section 5.3(b).
“Determined Cure Costs” means, in the aggregate, all Cure Costs payable in respect of the Assigned Contracts as determined pursuant to the Sale Order.

“DOJ” has the meaning set forth in Section 6.5(a).

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment or worker health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, disposal, Release or transportation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Unpaid Pre-Closing Asset Taxes” has the meaning set forth in Section 7.3(c).

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“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Seller and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Seller, (ii) any books and records relating to the Excluded Assets or Taxes paid or payable by the Seller, (iii) all Tax Returns of the Seller, or (iv) any books, records or other materials that the Seller (x) is required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believes is necessary to enable it to prepare and/or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) are prohibited by Law from delivering to Purchaser.

“Excluded Contracts” has the meaning set forth in Section 2.5. “Excluded Liabilities” has the meaning set forth in Section 2.4.
“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities).

“FTC” has the meaning set forth in Section 6.5(a).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“GNCU” means Greater Nevada Credit Union, a domestic non-profit co-operative organized under the laws of the State of Nevada.

“GNCU Letter” has the meaning set forth in the Recitals.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).

“Hazardous Substances” means any substances, materials or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intracompany Payables” means all account, note or loan payables recorded on the books of Seller or any of its Affiliates for goods or services purchased by or provided to the Business or advances (cash or otherwise), debt or any other extensions of credit to the Business by and/or among Seller or any of its Affiliates, whether current or non-current or due.

“Intellectual Property” means any and all intellectual property rights arising from the following:
(i) patents and patent applications; (ii) trademarks, service marks, trade dress, service names, trade names, brand names, logos, business names, corporate names and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith; (iii) copyrights and all registrations and applications for registration thereof; (iv) trade secrets and know-how; and (v) internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Seller, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Tony Martin, Loren Eggleton, Gary Broadbent, and Jonathan Webb, in each case as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Tijmen van den Bosch as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any federal, provincial, state, local law, ordinance, principle of common law, code, regulation or statute.

“Law Firm” means Sidley Austin LLP and its successors.

“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens issued pursuant to Section 361, 363 or 364 of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including easements, encroachments, rights of first refusal, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under the Bankruptcy Code.

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“Losses” means, with respect to any Person, any actual losses, Liabilities, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, however, that the parties hereto agree that “Losses” shall not include (a) any consequential, incidental, indirect, special, punitive, exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value, (c) damages based on a multiple of value or (d) loss of business reputation or opportunity.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Business (including the Transferred Assets and Assumed Liabilities) taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the Business operates; (b) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in currency exchange rates,
(iv) any decline or rise in the price of any security, commodity, contract or index and (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic or disease, outbreak, hostility, act of war, sabotage, cyber-attack or terrorism or military action, unless such event disproportionately affects the Business as compared to other participants in Seller’s industry; (d) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Business; (e) any action taken, or failed to be taken, by the Seller at the request of or with the consent of Purchaser or otherwise in compliance with the terms of this Agreement or any change from, or effects arising from or relating to, Purchaser’s failure to consent to any action restricted by Section 6.1; (f) any change in, or effects arising from or relating to changes in, Laws or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives); (h) national or international political, labor or social conditions; (i) any matter described in the Schedules; (j) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the Transactions or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, financing sources, licensors, licensees, distributors, partners, employees or others having relationships with the Business; (k) the sale of any assets other than the Transferred Assets to any third parties by the Seller or any of its Affiliates; (l) any effect arising or resulting from or related to the filing of the Bankruptcy Cases;
(m) seasonal changes in the results of operations of the Seller; or (n) any epidemic, pandemic, outbreak of disease or other public health emergency (including COVID-19) or any escalation or worsening of any such conditions.

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“Non-Transferred Asset” has the meaning set forth in Section 2.6. “Nonparty Affiliates” has the meaning set forth in Section 10.15. “Offer Date” has the meaning set forth in Section 7.4(a).
“Offered Employees” has the meaning set forth in Section 7.4(a).

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(g).

“Owned Intellectual Property” means the Intellectual Property owned by the Seller or any of its Affiliates.

“Owned Real Property” has the meaning set forth in Section 3.6(a).

“Permit” means all permits, authorizations, license, registration, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) zoning, entitlement and building regulations and land use restrictions; (b) covenants, conditions, restrictions, easements and other similar matters affecting title to Owned Real Property (in the case of clauses (a) and (b), which collectively do not materially impact the operations of the Business); (c) the Liens arising from the Amended and Assigned GNCU Loan Documentation; and (d) any Liens below $25,000 individually, not to exceed $100,000 in the aggregate.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information in the possession or control of the Seller (solely as related to the Business) about an identifiable individual other than the name, title or business address, business email address or telephone number of any employee of the Seller.

“Petition Date” has the meaning set forth in the Recitals.

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“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, Orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Group Members” has the meaning set forth in Section 10.17. “Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).
“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Deed and any other document, agreement, certificate or instrument entered into in connection with this Agreement; provided, however, that the Deed shall not be a Related Document solely for purposes of applying the provisions in Article 10 to the extent, and only to the extent, that any such document expressly conflicts with Article 10.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Substances.

“Sale Motion” means the Debtors’ Emergency Motion for Entry of an Order (I) Approving the Sale of Assets to the Stalking Horse Bidder and/or Other Parties, (II) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases Related Thereto, and
(III) Granting Related Relief [Docket No. 303], filed on August 25, 2023.

“Sale Order” means an Order of the Bankruptcy Court issued pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code in form and substance acceptable to Purchaser and the Seller, in each party’s commercially reasonable discretion, approving this Agreement and all of the terms and conditions hereof and approving and authorizing the Seller to consummate the Transactions contemplated hereby and the transfer and assignment of all of the Seller’s or its Affiliate’s rights, title and interest in the Transferred Assets to Purchaser on the terms and conditions set forth herein Free and Clear (including of any successor liability) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code.

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“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” means each employee benefit plan, program, agreement, policy or arrangement covering one or present or former employees of the Business, and which is maintained or contributed to by Seller or any Affiliate of Seller.

“Seller Permits” has the meaning set forth in Section 3.4(b).

“Seller Releasing Party” has the meaning set forth in Section 10.16(a) “Seller Schedules” has the meaning set forth in Article 3.
“Seller Tax Claim” has the meaning set forth in Section 7.3(e).

“Solvent” when used with respect to any Person, means that, as of any date of determination,
(a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Successful Bidder” shall mean, if an Auction is conducted, the prevailing party designated by the Seller with respect to the Transferred Assets at the conclusion of such Auction.

“Tax” means any tax (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, sales tax, use tax, property tax, personal property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transferring Employees” has the meaning set forth in Section 7.4(a). “Transfer Taxes” has the meaning set forth in Section 2.10. “Transferred Assets” has the meaning set forth in Section 2.1.
1.2Other Definitional and Interpretive Matters.

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(a)Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i)Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii)Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all

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references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi)Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii)Including. The word “including”, or any variation thereof, means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.

(x)Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi)Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xii)Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b)All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement or the Related Documents; rather, the parties have agreed that should any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights,

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remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any party hereto as a result of the untruth of any such representation and warranty. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties hereto agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2
THE PURCHASE AND SALE; CLOSING

2.1Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, in exchange for an aggregate payment from Purchaser to the Seller equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear, all of the rights, title and interests in, to and under the following assets and interests used primarily in connection with the Business (collectively, the “Transferred Assets”):

(a)all supplies and other inventories purchased for use in the Business or produced in the Business, including all crops, finished goods, raw materials, work in progress, packaging, supplies and parts whether held at any location or facility of Seller or any of its Affiliates or in transit to Seller or any of its Affiliates;

(b)to the extent transferable, the Permits held by Seller or its Affiliates (including any applications that are in process) exclusively used in the Business;

(c)subject to the provisions of Section 5.3, each Seller Contract listed on Schedule 2.1(c) (excluding any such Seller Contracts that expire or are terminated prior to the Closing), and all Designated Contracts that Purchaser elects to assume pursuant to Section 5.3 (collectively, the “Assigned Contracts”);

(d)all material original books and records, documents, data and information of the Seller to the extent related to the Business, other than the Excluded Books and Records; provided, however, that the Seller shall be entitled to retain copies of any such materials;

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(e)the Owned Real Property, including, in each case, all of the right, title and interest of the Seller to all building structures or improvements thereon, and all easements and other rights and interests appurtenant thereto and any associated rights to off-site parking;

(f)all equipment and other tangible personal property, including furniture and fixtures, computers, networking equipment, industrial farming and maintenance equipment and supplies, including those assets listed on Schedule 2.1(f);

(g)all of the Seller’s rights, claims or causes of action against third parties to the extent related to the Transferred Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates to the extent related to the Transferred Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date; and

(h)all prepaid expenses, claims, rights to insurance policy proceeds, deposits (including any utility and security deposits and escrows under the Owned Real Property), prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Transferred Assets listed in clauses (a) through (g) above or the Assumed Liabilities but excluding any refunds of Taxes to the extent included in Section 2.2(f) and any prepayments or deposits of any Asset Taxes prior to the date hereof for which the Seller shall receive credit to the extent provided in Section 7.3(c).

2.2Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, rights and properties of the Seller that are not specifically identified in Section 2.1 as Transferred Assets (collectively, the “Excluded Assets”), including those listed in this Section 2.2, shall be retained by the Seller, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a)all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, checks, funds in time and demand deposits, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits in the possession of landlords and utility companies, and (iii) investment securities and other short- and medium-term investments;

(b)all of the Seller’s right, title and interest in Owned Intellectual Property;

(c)any interest of the Seller under this Agreement or the Related Documents, including the right to receive the Purchase Price and to enforce the Seller’s rights and remedies thereunder;

(d)all Excluded Contracts and Contracts, other than the Designated Contracts, to which the Seller or any of its respective Affiliates is a party;

(e)any (i) Attorney-Client Information arising from communications between the Seller (including any one or more officers, directors or stockholders), on the one hand, and its

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counsel, on the other hand, and (ii) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies;

(f)(i) all Tax assets and attributes of the Seller, (ii) all rights to Tax refunds or credits of the Seller, (iii) any rights to Tax refunds or credits paid by or on behalf of the Seller or attributable to any taxable period (or portion thereof) ending on or before the Closing Date other than refunds of Asset Taxes allocable to Purchaser pursuant to Section 7.3(c), and (iv) all rights to Tax refunds or credits with respect to any Excluded Asset or Excluded Liability;

(g)all Permits (including applications therefor and any trade or import/export Permits) to the extent (i) not related to the Business or (ii) not transferable to Purchaser under applicable Law;

(h)the Excluded Books and Records;

(i)any shares or other interests in any Person or any securities of any Person;

(j)all invoices, shipping documents, purchase orders and other preprinted business forms;

(k)all cash in Seller’s adequate assurance account relating to utilities under Section 366 of the Bankruptcy Code;

(l)any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by the Seller related to the Excluded Contracts;

(m)all prepaid expenses related to the Excluded Contracts;

(n)any assets not otherwise designated as Transferred Assets or from time to time designated by the parties hereto as Excluded Assets;

(o)the Avoidance Actions;

(p)all of the Seller’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller (including all guaranties, warranties, indemnities and similar rights in favor of the Seller or any of its Affiliates) to the extent arising under the Bankruptcy Code and relating to any of the Excluded Assets or Excluded Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date;

(q)all consideration received by the Seller or its Affiliates pursuant to, and all rights of the Seller and its Affiliates under, this Agreement or any Related Document, subject to the terms hereof and thereof;

(r)all Seller Benefit Plans; and

(s)all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties (express or

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implied), indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent related to or used in or held with use for the Excluded Assets listed in clauses (a) through (r) above.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Seller and shall remain the property of the Seller (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records and reports prepared or received by the Seller or any of its Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and all bids and expressions of interest received from third parties with respect thereto.

2.3Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms all Liabilities of the Seller to the extent related to the Business or the Transferred Assets as the same shall exist on the Closing Date and irrespective of whether the same shall arise prior to, on or after the Closing Date (collectively, the “Assumed Liabilities”), including:

(a)all Liabilities arising under the Designated Contracts, whether incurred or arising prior to, at or after the Closing, and all of the Determined Cure Costs;

(b)all Taxes for which Purchaser is liable pursuant to this Agreement;

(c)all Determined Cure Costs;

(d)all Liabilities relating to the Transferring Employees arising from their employment by the Purchaser after the Closing; and

(e)all Liabilities arising out of or relating to any action, charge, claim (including any cross-claim or counter-claim), suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation with respect to the Business relating exclusively to any period after the Closing.

2.4Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Related Documents, the parties hereto expressly acknowledge and agree that, except as set forth in Section 2.3, Purchaser will not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for, any Liabilities of Seller, including those arising from or in connection with the Transferred Assets of the Business, or for any Action against Seller or relating to the Transferred Assets or the Business, whether existing on the Closing or arising thereafter as a result of any act, omission, event, thing or circumstances taking place or not taking place prior to the Closing, including the

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following (all such Liabilities that Purchaser is not assuming being referred to collectively, as the “Excluded Liabilities”):

(a)all Taxes for which Seller is liable pursuant to this Agreement;

(b)all Liabilities relating to or arising out of the Excluded Assets;

(c)all product Liability or similar claims for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller or based on any tort claim, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to the Closing Date;

(d)all recall, design defect, improper installation, manufacturing defect or similar or related claims of any products manufactured or sold or any service performed by Seller prior to the Closing Date;

(e)all Liabilities arising under or in connection with any Seller Benefit Plan or any other present or former employee benefit plan providing benefits to any present or former employee of Seller or any Seller’s Affiliate, whenever incurred;

(f)all Liabilities arising out of, relating to or resulting from any present or former employees, officers, directors, independent contractors or consultants of Seller, whenever incurred, including Liabilities for wages or other work-related benefits, bonuses, fees, accrued vacation, unused paid time off, workers’ compensation, employee deferred compensation including stock option plans, equity grants, other grants and agreements, severance, retention, termination or other payments, except for the Liabilities assumed in Section 2.3(d);

(g)all Accounts Payable;

(h)all pre-Closing Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that do not constitute part of the Transferred Assets or Assumed Liabilities including without limitation undetermined or inchoate liens, charges and privileges (including mechanics’, construction, carriers’, workers’, repairers’, storers’ or similar liens), except to the extent arising under a Designated Contract;

(i)all Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, agent or independent contractors of Seller (including with respect to any breach of fiduciary obligations by the same) to the extent such Liabilities relate to conduct that was undertaken prior to Closing;

(j)all Liabilities under the Excluded Contracts and Intracompany Payables (and/or resulting from the termination of any Intracompany Payables);

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(k)all Liabilities associated with debt, loans, notes, bonds, guarantees, indemnifications or credit facilities of Seller and/or the Business or the Transferred Assets, except to the extent arising under a Designated Contract; and

(l)all Liabilities arising out of, in respect of, or in connection with the failure by Seller to comply with any Law prior to the Closing Date, except to the extent arising under an Designated Contract.

2.5Excluded Contracts. Pursuant to Section 5.3(b), Purchaser shall be entitled, in its sole discretion, by written notice to the Seller up to three Business Days prior to the Closing Date, to elect not to purchase or assume one or more Assigned Contract, in which case, notwithstanding anything in this Agreement or any Related Document to the contrary, such Assigned Contract shall be considered an excluded contract (“Excluded Contract”) (and shall constitute an Excluded Asset and not be included in the Transferred Assets) for all purposes of this Agreement and Purchaser shall not have any obligation to satisfy or pay any Cure Costs or other Liabilities with respect to such Excluded Contract. Each assignable Assigned Contract that Purchaser does not elect to remove from the list of Assigned Contracts pursuant to Section 5.3(b) shall be a Designated Contract.

2.6Nontransferable Assets and Liabilities. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Law (each, a “Non-Transferred Asset”).

2.7Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is the second Business Day after the date on which all of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party hereto entitled the benefit of the same, unless another time or date is agreed to in writing by the parties hereto. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.8Closing Deliveries of the Parties. At or prior to the Closing:

(a)Purchaser and the Seller shall deliver to one another the Related Documents and such instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Purchaser and Seller, as may be necessary to effect Purchaser’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets, including the Designated

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Contracts, to Purchaser in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Purchaser and the Seller.

(b)Purchaser shall deliver, or cause to be delivered, to the Seller or the applicable Person each of the following:

(i)a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and

(ii)evidence reasonably satisfactory to the Seller of execution and delivery of the Amended and Assigned GNCU Loan Documentation;

(iii)the Determined Cure Costs set forth in Section 5.3(c).

(c)the Seller shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i)a certificate, dated as of the Closing Date, executed by or on behalf of the Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(ii)a copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets in Purchaser Free and Clear;

(iii)a special warranty deed conveying fee simple to the Owned Real Property (the “Deed”), subject to Permitted Encumbrances, and an Owner’s Affidavit in the form and substance reasonably acceptable to the Seller and Purchaser, good standing certificates and authorizing documents;

(iv)the Estimated Unpaid Asset Taxes to the corresponding Governmental Authority; and

(v)an IRS Form W-9 with respect to the Seller, duly completed and executed.

2.9Purchase Price; Assumed Liabilities; Deposits.

(a)At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser, Purchaser shall enter into the Amended and Assigned GNCU Loan Documentation, the principal amount of which together with the amount disbursed by GNCU to satisfy its obligations under the GNCU Letter will constitute the purchase price (the “Purchase Price”).

(b)At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored

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and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to the Closing, all Determined Cure Costs.

2.10Transfer Taxes. It is the intention of the Purchaser and the Seller that any Transactions closing after the Confirmation be exempt from all transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) pursuant to Bankruptcy Code section 1146(a). Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes due with respect to the Transactions. In the event any Transfer Taxes are required to be paid with respect to the Transactions, Seller shall be solely responsible for such Transfer Taxes and shall indemnify, defend and hold harmless the Purchaser against any such Transfer Taxes.

2.11Allocation of Purchase Price.

(a)Reasonably promptly after the Closing Date, but no later than 45 days thereafter, Purchaser will prepare and deliver to the Seller, an allocation schedule setting forth the Purchase Price, Assumed Liabilities, and any other items that are treated as consideration paid by Purchaser for applicable Tax purposes to be allocated among the Transferred Assets, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (the “Proposed Allocation Statement”). The Seller will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of its objections. If the Seller fail to deliver an Allocation Notice of Objection in accordance with this Section 2.11(a), the Proposed Allocation Statement will be conclusive and binding on all parties and will become the “Final Allocation Statement.” If the Seller submits an Allocation Notice of Objection, then for 20 Business Days after the date that Purchaser receives the Allocation Notice of Objection, Purchaser and the Seller will use their commercially reasonable efforts to agree on the allocations in good faith. Failing such agreement within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, nationally recognized accounting firm mutually agreeable to Purchaser and the Seller, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission, such written determination to be final, binding and conclusive. The allocations determined by such accounting firm (or those on the Proposed Allocation Statement to the extent the Seller did not object) will be conclusive and binding on all parties and will become the “Final Allocation Statement.” The fees and expenses of such accounting firm will be paid by and apportioned between the Seller and Purchaser based on the aggregate dollar amount in dispute and the relative recovery as determined by the accounting firm or the Seller and Purchaser, respectively (such that, by way of example, if the amount in dispute is $100 and it is resolved $70 in favor of the Purchaser and $30 in favor of the Seller, then the Seller would bear 70% of the fees and expenses of such accounting firm and Purchaser would bear 30% of the fees and expenses).

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(b)Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law, or as agreed to between the parties as a result of any proposed assessment or reassessment by a relevant Tax authority, the Seller and Purchaser and their respective Affiliates will report, act and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Final Allocation Statement and neither the Seller nor Purchaser will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation Statement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in a document herewith delivered by the Seller to Purchaser (the “Seller Schedules”), the Seller hereby makes the representations and warranties contained in this Article 3 to Purchaser.

3.1Organization, Good Standing and Other Matters. The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has, subject to the necessary authority of the Bankruptcy Court, the requisite limited liability company power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Material Adverse Effect. The Seller is duly qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2Authority and Enforceability. Subject to Bankruptcy Court approval, the Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the each of the Related Documents to which the Seller is (or at Closing, will be) a party thereto, and the consummation by the Seller of the Transactions, has been duly authorized and approved by all necessary limited liability company action on the part of the Seller and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3No Conflict; Required Filings and Consents. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and
(c)as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller does not and the execution and delivery of the Related Documents by the Seller will not,

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and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of the Seller, (ii) subject to the entry of the Sale Order, violate any Law or Order to which the Seller is subject or by which its properties or assets are bound,
(iii) require the Seller to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order), (iv) subject to the entry of the Sale Order, result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any Assigned Contract or (v) subject to the entry of the Sale Order, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Seller; excluding from the foregoing clauses (ii) through (v) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4Compliance With Laws; Permits.

(a)Except as set forth on Schedule 3.4(a), to the Seller’s Knowledge, (i) the Seller is conducting the Business in compliance in all material respects with all material Laws applicable to the Business and (ii) the Seller has not received any written notice since the Petition Date of any material violations of any material Law applicable to its conduct of the Business.

(b)Except as set forth on Schedule 3.4(b), to the Seller’s Knowledge, (i) the Seller possess all material Permits required for the operation of the Business as currently conducted (the “Seller Permits”) and (ii) the Seller has not received as of the date hereof any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit since the Petition Date.

3.5Litigation. Except as set forth on Schedule 3.5, there is no Action pending or, to the Seller’s Knowledge, formally threatened in writing, against the Seller before any Governmental Authority that would have a Material Adverse Effect or affect the Transferred Assets in any material respect after the entry of the Sale Order, if determined adversely and after taking into effect applicable insurance coverage.

3.6Real Property; Personal Property.

(a)Schedule 3.6(a) lists the addresses for the material real property owned by the Seller or an Affiliate that is used for, held for use in or otherwise related to the Business (the “Owned Real Property”). Except as set forth on Schedule 3.6(a), the Seller or an Affiliate has fee simple title to such Owned Real Property and shall deliver title to the Owned Real Property at Closing, Free and Clear.

(b)Schedule 3.6(b) sets forth a list of all leases of tangible assets and other personal property of the Seller as of the date hereof involving annual payments in excess of
$100,000. The Seller has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible

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assets and other personal property that are necessary for the Seller to conduct the Business (including the Transferred Assets set forth in Sections 2.1(a), (e) and (f)) in each case, Free and Clear. All such material tangible assets, fixtures and personal property are in good condition and repair, normal wear and tear excepted.

3.7Environmental Matters. Except for matters that relate to an Excluded Liability or as disclosed on Schedule 3.8:

(a)the Business and the Transferred Assets are in compliance in all material respects with all applicable Environmental Laws;

(b)there are no written notices, writs, injunctions, decrees, Orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or threatened, relating to compliance with or material Liability under any Environmental Law affecting the Business or the Owned Real Property; and

(c)there has been no waste generated or released by Seller or any of its Affiliates or any legally responsible predecessor corporation of Seller, that has given or could reasonably be expected to give rise to any Liability under any Environmental Law for which the Business would incur material Liability.

3.8Assigned Contracts. With respect to the Assigned Contracts, except as set forth on Schedule 3.8, (i) as of the Petition Date except as a result of, or arising in connection with, the filing of the Bankruptcy Cases, the Seller has not received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the Seller under any Assigned Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, (ii) to the Seller’s Knowledge, each Assigned Contract is a legal, valid and binding obligation of the Seller and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions) and (iii) to the Seller’s Knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Assigned Contract. The Seller has made available to Purchaser true, correct and complete copies of each of the Assigned Contracts listed on Schedule 3.8, together with all amendments thereto.

3.9Brokers and Finders. Except as set forth on Schedule 3.9, the Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.10Employees. The Seller is not a party to any collective bargaining agreement or other agreement with a labor union or like organization covering any of the Transferring Employees. As of the date hereof, there is no pending or, to the Knowledge of the Seller, threatened strike, lockout, slowdown or work stoppage involving the Transferring Employees.

3.11Employee Benefit Plans. The Seller does not maintain or contribute to any Seller Benefit Plan, including any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

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3.12No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, the Seller does not, nor do any other Persons on behalf of the Seller, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Seller disclaims any other representations or warranties, whether made by or on behalf of the Seller or any other Person. The Seller will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties contained in this Article 4 to the Seller.

4.1Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the Transactions.

4.2Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3No Conflict: Required Filings and Consents. Except (a) as required by the HSR Act and any other Antitrust Laws that require the consent, waiver, approval, Order or Permit of,

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or declaration or filing with, or notification to, any Person or Governmental Authority and (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.10, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate,
(A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4Financing.

(a)Purchaser has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents. Purchaser has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.5Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.9, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.

4.6Litigation. Except as set forth on Schedule 4.6, there is no Action pending or, to Purchaser’s Knowledge, formally threatened in writing against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise prevent, hinder or delay the consummation of the Transactions.

4.7Brokers and Finders. Except as set forth on Schedule 4.7, none of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

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4.8Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a)Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Business which it and its representatives have desired or requested to review. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Seller, the Business, the Transferred Assets and the Assumed Liabilities.

(b)Except for the specific representations and warranties expressly made by the Seller in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 10, Purchaser acknowledges and agrees that (i) the Seller is not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and
(ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Seller has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 3 and subject to the limited remedies herein provided.

(c)Other than the specific representations and warranties expressly set forth in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 10, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and the Seller’s Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Seller or the Seller’s Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article 3 and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3.

(d)Purchaser is acquiring the Business, the Transferred Assets and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in Article 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Article 10.

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4.9No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5 BANKRUPTCY COURT MATTERS

5.1Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Seller or otherwise) (each, a “Competing Bid”). From the date hereof (and any prior time) and until the date of the Sale Order, the Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets. In addition, the Seller shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Seller or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Sale Order or other applicable Law, including supplying information relating to the Business and the assets of the Seller to prospective purchasers.

5.2Bankruptcy Court Filings.

(a)Subject to Section 5.1, the Seller shall diligently pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. The Seller further covenants and agrees that, after entry by the Bankruptcy Court of the Sale Order, and provided, that the Sale Order becomes final and non-appealable, the terms of any other proposed order submitted by the Seller to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including a finding of adequate assurance of future performance by Purchaser, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, the Seller and Purchaser shall use its respective commercially reasonable efforts to defend such appeal.

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(b)If an auction is conducted pursuant to the Bid Procedures Order (the “Auction”) and Purchaser is not the Successful Bidder, Purchaser shall, in accordance with and subject to the Bid Procedures Order, be required to serve as the Back-Up Bid if Purchaser is the next highest or otherwise best bidder for the Transferred Assets at Auction. If Purchaser is chosen as the Back-up Bid, Purchaser will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as may be amended with Seller’s written consent prior to or at the Auction) open and irrevocable until the Back-up Termination Date. If the agreement with the Successful Bidder (other than Purchaser) is terminated prior to closing under such agreement, Purchaser will be deemed to be the Successful Bidder and Purchaser will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be amended with Seller’s written consent prior to or at the Auction), subject to the right of Purchaser to elect to not serve as the Back-up Bid at any time after the Back-up Termination Date.

5.3Assumption of Assigned Contracts.

(a)On or before the date that is two Business Days following the date on which the Sale Order is entered by the Bankruptcy Court, the Seller shall file (or cause to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court and serve such notice on each counterparty to an Assigned Contract listed thereon. The Assumption Notice shall identify all Assigned Contracts that Purchaser intends to have assumed and assigned in connection with the sale of the Transferred Assets (as well as any other Seller Contract that Purchaser wishes to add to Schedule 2.1(c)) and set forth a good faith estimate of the amount of Cure Costs applicable to each such Assigned Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Assigned Contract, the amount of such Cure Cost designated for such Assigned Contract shall be “$0.00”) . In accordance with the Bid Procedures Order, the Seller reserves the right, at the request of Purchaser, to supplement such list of Assigned Contracts and provide additional notice of assumption, and to remove an Assigned Contract from the list of Assigned Contracts, up to two Business Days prior to the hearing by the Bankruptcy Court with respect to the Sale Motion.

(b)On or before the date that is two Business Days before the Closing Date (the “Designation Deadline”), Purchaser shall provide to the Seller a list of those Assigned Contracts that it elects to have assumed and assigned to Purchaser on the Closing Date (the “Designated Contracts”). Purchaser shall be entitled to remove certain Assigned Contracts from the list of Designated Contracts at any time prior to the Designation Deadline by providing the Seller written notice of such removal. In the event that Purchaser removes any of such Assigned Contracts from such list, the Seller will provide the relevant counterparty written notice that the applicable Assigned Contract is no longer identified as a Designated Contract. For the avoidance of doubt, only those executory Assigned Contracts that remain identified as Designated Contracts as of the Closing Date will constitute Designated Contracts and will be assigned by the Seller and assumed by Purchaser pursuant to the Sale Order; otherwise, such Contracts will constitute Excluded Contracts. The Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Designated Contracts and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude the Seller from filing one or more motion to reject any Contracts that are not Assigned Contracts.

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(c)The Sale Order shall provide for the assumption by Purchaser in accordance with the terms of this Agreement of each Assigned Contract.

(d)Subject to the terms and conditions of this Agreement, including Sections 5.3(a) and (b), Purchaser shall make provision for the payment of the Determined Cure Costs in cash at Closing in accordance with the Sale Order.

(e)The Seller shall have delivered to Purchaser true and complete copies of all Assigned Contracts identified on the Assumption Notice prior to its filing thereof with the Bankruptcy Court, or otherwise provided Purchaser with access to such true and complete copies of such Assigned Contracts, in each case, to the extent that such Assigned Contracts are reasonably available to Seller.

(f)Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, withdraw, repudiate or disclaim any Assigned Contract unless (i) Purchaser has provided its prior written consent or (ii) Purchaser has removed such Assigned Contract from the list of Designated Contracts.

ARTICLE 6
PRE-CLOSING COVENANTS

6.1Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned; provided, however, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within 48 hours after written request for such consent is provided by the Seller to Purchaser), (iii) for actions taken or omitted to be taken by the Seller in response to any Public Health Measure, or (iv) as is otherwise permitted, contemplated or required by this Agreement, any Assigned Contract, by applicable Laws or by order of the Bankruptcy Court, from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a)The Seller shall use its commercially reasonable efforts to carry on the Business in all material respects in the ordinary course of business as it has been conducted since the Petition Date; and

(b)The Seller shall not:

(i)sell, license, abandon or otherwise dispose of any material asset or property constituting Transferred Assets other than, in each case, in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets;

(ii)except in the ordinary course of business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any

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assets (except inventory), that as of the Closing would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business;

(iii)change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

(iv)make or change any material Tax election, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment or surrender any right to claim a refund of material amounts of Taxes, other than in the ordinary course of business or as required by the Code or applicable Law, and in each case that could have a material effect on the amount of Taxes due from the Business or due with respect to the Transferred Assets for a taxable period (or portion thereof) beginning after the Closing Date; or

(v)other than in the ordinary course of business, amend, modify or terminate any Assigned Contract.

(c)Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.

6.2Access to Information; Confidentiality.

(a)From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Seller shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least 24 hours prior notice), and subject to any limitations resulting from any Public Health Measures, to the personnel, facilities, book and records of the Seller related to the Business or the Transferred Assets that are in the possession or under the control of the Seller; provided, however, that (i) all requests for access shall be directed to Gary Broadbent (gary.broadbent@appharvest.com) or such other person as the Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Seller,
(iii) the Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any sampling or analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation,” such as any soil or groundwater testing, (v) such access or related activities would not cause a violation of any agreement to which the Seller is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with applicable privacy law and (vii) nothing herein shall require the Seller or its representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, (B) legal counsel for the Seller reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be

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disclosed pursuant to applicable Law (including any Public Health Measure) or (C) would cause significant competitive harm to the Seller if the Transactions are not consummated.

(b)Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning the Seller, the Business, the Transaction or any other matters with any lender, borrower, creditor, guarantor, business partner, bank, landlord, tenant, supplier, customer, employee, manager, franchisee, distributer, noteholder, independent contractor, consultant or other material business relation of the Seller, in each case, without the prior written consent of the Seller Access Contact (which consent may be withheld in the Seller’s sole discretion and, if given, may be conditioned on the Seller Access Contact or his or her designee having the right to participate in any meeting or discussion).

(c)Any information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2 is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Seller, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality of the Confidentiality Agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement.

(d)Notwithstanding anything to the contrary contained herein, nothing in this Section 6.2 shall limit the ability of the parties or any of their respective Affiliates to make any disclosure to their respective tax advisors or any taxing authority.

6.3Efforts to Consummate; Cooperation. Except as otherwise provided in this Agreement (including Section 5.1), each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article 8 applicable to such party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and (c) and executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of “commercially reasonable efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither the Purchaser, the Seller nor their respective Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to

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expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing for the consummation of the Transactions. From and after the date hereof and prior to the Closing Date, the Seller and the Purchaser shall reasonably cooperate to transfer to the Purchaser as of the Closing Date all Permits included in the Transferred Assets. From and after the date hereof and prior to the Closing Date, in addition to the access to the Business contemplated by Section 6.2, the Seller and the Purchaser shall cooperate in developing and monitoring the crop growing strategy, including but not limited to integrated pest management, climate strategy and crop handling. Such cooperation shall include weekly meetings with the Seller management team (to the extent they remain employed by Seller or its Affiliates), participation in internal discussions regarding the operational process and access to the Seller facilities during normal business hours upon reasonable prior request to enable such cooperation.

6.4Notices and Consents. Reasonably promptly following the execution of this Agreement, the Seller will give, or cause to be given, applicable notices to third parties and thereafter will use commercially reasonable efforts (as limited by Section 6.3) to obtain the third-party consents set forth on Schedule 6.4; provided, however, that no representation, warranty, covenant or agreement of the Seller shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent, (b) any termination of a Contract as a result of the failure to obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.5Regulatory Matters and Approvals.

(a)Each of Purchaser and the Seller will provide any notices to and make any filings with any Governmental Authority that are necessary to consummate the Transactions. Without limiting the generality of the foregoing, the Seller and Purchaser shall, no later than 10 Business Days after the date hereof, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the Transactions and seek to obtain early termination of the waiting period thereunder. Each of Purchaser and the Seller shall submit as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the FTC and the DOJ or by any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Laws relating thereto.

(b)Without limiting the generality of the foregoing: (i) Purchaser shall, and shall cause its subsidiaries and Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) that may be required by any Governmental Authority, so as to enable the parties to cause the Closing to occur as soon as practicable and in any event prior to

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the Outside Date, including (A) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or holding separate of such assets or businesses of Purchaser or the Seller or their respective subsidiaries (or, in the case of Purchaser, its Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Purchaser or the Seller or their respective subsidiaries (or, in the case of Purchaser, its Affiliates)) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action; (B) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or the Seller or their respective subsidiaries (or, in the case of Purchaser, its Affiliates); (C) creating any relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or the Seller or their respective subsidiaries (or, in the case of Purchaser, its Affiliates); and (D) entering or offering to enter into agreements and stipulating to the entry of an Order or decree or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (A) through (C) (provided that the Seller shall not be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Transactions), in each case, as may be necessary, required or advisable in order to satisfy the requirements of any applicable Antitrust Law, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree or Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Transactions, or to avoid the commencement of any Action that seeks to prohibit the Transactions; and (ii) if any objections are asserted with respect to the Transactions under any applicable Antitrust Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging the Transactions as violating any applicable Antitrust Law, each of Purchaser and the Seller shall cooperate with one another and Purchaser shall use its best efforts to: (A) oppose or defend against any action to prevent or enjoin consummation of the Transactions and (B) take such action as necessary to overturn any action by any Governmental Authority or private party to block consummation of the Transactions, including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Law or Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Transactions, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such Transactions under such Laws so as to permit consummation of the Transactions.

(c)Each of Purchaser and the Seller will promptly notify the other parties hereto of any written communication made to or received by Purchaser, the Seller or both, as the case may be, from any Governmental Authority regarding the Transactions, and, subject to applicable Law, if practicable, (i) permit the other parties hereto to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and (iii) to the extent permitted by such Governmental Authority, give the other parties hereto the opportunity to attend, and furnish

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the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the Transactions; provided, however, that this Agreement shall not obligate any party to disclose to any other party such portions of any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff as the party to such correspondence, filing or communication may reasonably deem competitively-sensitive, privileged or confidential vis-à-vis the other party, except that it shall disclose matters to the external counsel of the other party to the extent reasonably necessary in order to enable the party to fulfill its cooperation obligations in this Section 6.5(c).

(d)Purchaser shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by way of arrangement, amalgamation, merger or consolidation with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to or the consummation of such acquisition, arrangement, amalgamation, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

(e)Purchaser and the Seller shall not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Authority to not consummate the Transactions, except upon the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

6.6Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by any applicable Law or Action (including the Bankruptcy Cases), neither Purchaser nor the Seller shall, and Purchaser and the Seller shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Seller; provided, however, that the Seller and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Seller may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement, any other agreement to which the Seller or any such Affiliate is a party or any securities exchange on which the securities of Seller or any such Affiliate are listed. Purchaser and the Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the parties.

6.7Update of Schedules; Knowledge of Breach. From time to time prior to the Closing, the Seller may supplement or amend the Schedules with respect to any matter hereafter arising or discovered which if existing or known by the Seller at the date of this Agreement would have been required to be set forth or described in such Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or

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warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified or updated. If, prior to the Closing, Purchaser shall have reason to believe that any breach of a representation or warranty of the Seller has occurred (other than through notice from the Seller), Purchaser shall promptly so notify the Seller, in reasonable detail. Nothing in this Agreement, including this Section 6.7, shall imply that the Seller is making any representation or warranty as of any date other than the date hereof (other than representations and warranties that are expressly made as of an earlier date).

6.8GNCU Amended and Restated Loan Documentation. The Purchaser shall use its commercially reasonable efforts to enter into the Amended and Assigned GNCU Loan Documentation.

6.9Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 8 becoming incapable of being satisfied.

6.10Sale Order. The Purchaser hereby covenants that if, prior to the Closing Date it becomes aware of a Lien on the Transferred Assets that is or is alleged to be a Lien that is not a Permitted Lien and it intends to exercise rights under this Agreement to assert that its conditions to Closing have consequently not been met, Purchaser shall (a) promptly disclose such Lien to Seller or Seller’s successor-in-interest and work in good faith to resolve such issue and (b) agree to any dispute related thereto being adjudicated by the Bankruptcy Court.

ARTICLE 7
POST-CLOSING COVENANTS

7.1Access to Information; Books and Records. From and after the Closing, and without prejudice to the obligations of Purchaser pursuant to Section 7.3(g), Purchaser and its Affiliates shall (i) afford the Seller and its respective representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Purchaser and the Business and shall permit the Seller and its respective representatives to examine and copy such books and records to the extent reasonably requested by such party and (ii) cause its representatives to furnish all information reasonably requested by the Seller or its representatives in connection with financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 7.1 shall require Purchaser or its Affiliates to furnish to the Seller or its respective representatives any material that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to applicable Law. For a period of six years following the Closing Date, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy, alter or otherwise dispose of any such books and records. On and after the end of such period, Purchaser shall, and shall cause its Affiliates to, provide the Seller with at least ten Business Days prior written notice

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before destroying, altering or otherwise disposing any such books and records, during which period the Seller may elect to take possession, at its own expense, of such books and records.

7.2Post-Closing Receipt and Possession of Assets.

(a)After the Closing Date, the Seller shall transfer promptly to Purchaser from time to time (but in any event no less frequently than on a monthly basis) any payments constituting Transferred Assets received by the Seller. After the Closing Date, Purchaser shall transfer promptly to the Seller, from time to time (but in any event no less frequently than on a monthly basis), any payments constituting Excluded Assets, including any accounts receivable constituting Excluded Assets, received by Purchaser after the Closing.

(b)In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Seller of its receipt or possession of such other Excluded Asset and transfer, at the Seller’s expense, such Excluded Asset to the Seller. In the event that, after the Closing Date, the Seller receives or otherwise is in possession of any other Transferred Asset, the Seller shall promptly notify Purchaser of its receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Seller was required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Seller’s expense), such Transferred Asset to Purchaser.

7.3Tax Matters.

(a)The Seller shall be responsible for preparing or causing to be prepared all Asset Tax Returns for taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) that are required to be filed after the Closing. After the Closing, Purchaser will assist and cooperate with the Seller in preparing such Asset Tax Returns.

(b)Purchaser shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Asset Tax Returns that are required to be filed for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”). Purchaser shall prepare such Tax Returns in a manner consistent with past practice to the extent relevant and consistent with applicable Law and shall provide the Seller with completed drafts of such Tax Returns for the Seller’s review and reasonable comment at least 30 days prior to the due date for filing thereof, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date) and shall make such revisions to such Tax Returns as are reasonably requested by the Seller, and Purchaser shall not file such Tax Returns without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed).

(c)The Seller shall be liable for, any Asset Taxes with respect to a Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date and Purchaser shall be liable for all other Asset Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) the amount of any Asset Taxes based on or measured by income or receipts, sales or use, employment, or withholding allocated to the portion of such Straddle

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Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and (b) any other Asset Taxes shall be allocated to the portion of such Straddle Period ending on the Closing Date by prorating the amount of such Tax for the entire taxable period per diem. For the avoidance of doubt, to the extent the Seller has prepaid or deposited any amounts of any Asset Taxes prior to the Closing, the Seller shall receive credit for such amounts in determining payments of Asset Taxes. Within a reasonable period of time prior to the Closing Date, the Seller and the Purchaser shall collaborate in good faith to determine Asset Taxes due with respect to any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (the “Estimated Unpaid Pre-Closing Asset Taxes”).

(d)Purchaser and its Affiliates shall not make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, or take any other action that could cause or result in an increase in any Tax Liability or reduce any tax benefit in respect of any Pre-Closing Tax Period or Straddle Period relating to the Seller or the Business without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed).

(e)Purchaser shall promptly notify the Seller in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, proceedings or assessments relating to Pre-Closing Tax Period, Straddle Period or otherwise relating to a Tax for which the Seller may be liable (a “Seller Tax Claim”).

(f)The Seller shall have the sole right to control the defense or resolution of any Seller Tax Claim, and to employ counsel of its choice at the Seller’s expense; provided, however, that Purchaser and its representatives shall be permitted, at their expense, to observe and participate in any defense or resolution of such Seller Tax Claim relating to a Straddle Period. Neither Purchaser nor any of its Affiliates shall be entitled to settle, either administratively or after the commencement of litigation, any Seller Tax Claim without the prior written consent of the Seller, which shall not be unreasonably conditioned, denied or delayed. Notwithstanding anything to the contrary contained herein, without the prior written consent of Purchaser, which shall not be unreasonably conditioned, denied or delayed, the Seller shall not agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim in a Tax audit or administrative or court proceeding it controls hereunder to the extent that any such compromise, settlement, consent or agreement may affect the Tax Liability of Purchaser or any of its Affiliates for which the Seller is not responsible hereunder.

(g)After the Closing, each of the Seller and Purchaser shall (and shall cause their respective Affiliates to):

(i)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes;

(ii)cooperate fully in preparing for and defending any audits or proceedings of or disputes with Governmental Authorities regarding any Tax Returns

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required to be filed by, or Taxes related to the Transferred Assets due from, the Seller for any Pre-Closing Tax Period or Straddle Period;

(iii)maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other parties as reasonably requested and to any Governmental Authority as reasonably required, all information, records and documents relating to Taxes related to the Transferred Assets for any Pre-Closing Tax Period or Straddle Period, and make employees available to the other parties as reasonably requested during business hours to supplement or explain such information, records and documents; and

(iv)furnish the other parties with copies of all correspondence received from any Governmental Authority in connection with any Tax audit, proceeding, assessment or information request relating to Taxes related to the Transferred Assets for a Pre-Closing Tax Period or Straddle Period, and furnish the other parties with copies of all records and documents relating to Taxes related to the Transferred Assets for a Pre-Closing Tax Period or Straddle Period that are proposed to be destroyed (and not otherwise in the possession of such other party).

7.4Employee Matters.

(c)On or before the date that is seven Business Days before the Closing Date (the “Offer Date”), Purchaser shall offer employment to each employee of the Business set forth on Schedule 7.4 (the “Offered Employees”). The Seller and the Purchaser shall reasonably cooperate to amend, as applicable, such Schedule 7.4 in good faith from the date hereof through the Offer Date. Such employment offer shall be on an “at will” (or other) basis with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to the applicable employee as of immediately prior to the Closing Date and (ii) such other compensation and benefits as are commensurate with similarly situated employees with the same employment levels at Purchaser. Schedule 7.4 shall be held in confidence and shall not be filed with the Bankruptcy Court (unless under seal). No later than two Business Days prior to the expected Closing Date, Purchaser shall deliver to Seller a list identifying each Offered Employee who has then accepted Purchaser’s offer of employment. The Seller shall terminate, or shall cause to be terminated, on or prior to the Closing Date the employment and service of all Offered Employees who accept offers of employment with Purchaser pursuant to this Section 7.4(a) (such employees are referred to herein as the “Transferring Employees”).

(d)The Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor, or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with the Seller at any time on or prior to the Closing Date and the Seller shall pay all such amounts to all entitled persons as and when due. For clarity, all compensation owed on or after the Closing Date for any Transferring Employee will be the sole responsibility of the Purchaser.

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(e)The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, or disability benefits under any employee benefit plans sponsored or maintained by Seller or its Affiliates brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. The Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring on or prior to the Closing Date. For clarity, all claims that arise and relate exclusively to periods after the Closing Date for any Transferring Employee will be the sole responsibility of the Purchaser.

(f)The provisions of this Section 7.4 are solely for the benefit of the parties to the Agreement, and no Transferring Employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 7.4 shall create such rights in any such persons with respect to the compensation, terms and conditions of employment or benefits that may be provided to any such employee or beneficiary or dependent by Seller, Purchaser or any of their respective Affiliates or under any benefit plan (including any Seller Benefit Plans) which Seller, Purchaser or any of its Affiliates may maintain, other than what is legally required in accordance with applicable Laws. Nothing in this Agreement is intended to (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) prevent Purchaser or any of its Affiliates from amending or terminating any compensation or benefit plan of Purchaser or its Affiliates (including any Seller Benefit Plan) on or after the Closing Date in accordance with the terms of such plan or applicable Law, or (iii) prevent Purchaser or any of its Affiliates from terminating the employment of any Transferring Employee.

ARTICLE 8 CONDITIONS PRECEDENT

8.1Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Seller and Purchaser), at or prior to the Closing, of the following conditions:

(a)HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(b)No Injunctions or Restraints. No Order or Law preventing the consummation of the Transactions shall be in effect.

(c)Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Seller and Purchaser in their respective sole discretion).

8.2Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:

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(a)Representations and Warranties. Each of the representations and warranties of the Seller set forth in Article 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b)Performance of Covenants and Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c)Amended and Assigned GNCU Loan Documentation. Purchaser and GNCU shall have entered into the Amended and Assigned GNCU Loan Documentation.

(d)Free and Clear. The Transferred Assets shall have been delivered Free and
Clear.

(e)Material Adverse Effect. No Material Adverse Effect shall have occurred after the date hereof and is continuing (including, for the avoidance of doubt, any Material Adverse Effect resulting from, individually or in the aggregate, the exclusion of one or more Transferred Assets pursuant to Section 2.6, individually or in the aggregate).

(f)Closing Deliverables. The Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Seller pursuant to Section 2.8.

8.3Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Seller), at or prior to the Closing, of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b)Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

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(c)Closing Deliverables. Purchaser shall have delivered to the Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.8.

8.4Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this Article 8, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

ARTICLE 9 TERMINATION

9.1Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Purchaser and the Seller;

(b)by Purchaser or the Seller, by written notice to Purchaser or the Seller from the other, if (i) the Bankruptcy Court shall enter an order approving a Competing Bid or any sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”) and (ii) such Alternate Transaction is consummated;

(c)by Purchaser if the Seller (i) withdraws the motion for the Sale Order, or publicly announces its intention to withdraw such motion, (ii) moves to voluntarily dismiss the Bankruptcy Cases, (iii) moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code, or (iv) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases;

(d)by Purchaser, by written notice from Purchaser to the Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Seller prior to the earlier of (i) 30 Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(e)by the Seller, by written notice from the Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 30 Business Days after receipt of written notice from the Seller requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to the

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Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement;

(f)by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement; or

(g)by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if the Closing has not occurred on or prior to the date that is 120 days after the date hereof (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 9.1(g) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement.

9.2Effect of Termination.

(a)In the event that this Agreement shall be terminated pursuant to Section 9.1, (i) Purchaser and its representatives shall promptly return all documents, work papers and other materials of the Seller including any confidential information and (ii) all further obligations of the parties hereto under this Agreement shall terminate without further Liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 6.2(c), this Section 9.2 and Article 10 shall continue in full force and effect.

(b)Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, no such termination shall relieve any party from any Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement.

ARTICLE 10 GENERAL PROVISIONS

10.1Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their term are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the

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foregoing, the provisions of Section 6.2, Section 9.2, this Article 10 and the Confidentiality Agreement shall survive the Closing.

10.2Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.3Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such

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determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Seller contained in this Agreement or the Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Seller exists under such Specific Provision, the Seller shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision, and if such Specific Provision is qualified or limited by the Seller’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

10.5Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that any filing fees which relate to any required governmental filing or notification, including filing fees under the HSR Act will be shared equally between the Seller and the Purchaser.

10.6Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser:

Bosch Berries Kentucky Operations Corp. Attention: Tijmen van den Bosch, President Email: tijmen@boschgrowers.com with a copy to (which will not constitute notice):
Wuersch & Gering LLP
100 Wall Street, 10th Floor New York, NY 10005
Attention:    Carl van der Zandt

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Marco Palmese Stephen McNally
Email:    carl.vanderzandt@wg-law.com
marco.palmese@wg-law.com Stephen.McNally@wg-law.com

If to the Seller:

AppHarvest Pulaski Farm, LLC
Attn: Gary Broadbent, Chief Legal Officer and Chief Restructuring Officer Email: gary.broadbent@appharvest.com with a copy to (which will not constitute notice):

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019
Attention: Anthony R. Grossi
Patrick Venter Ryan Scofield
Email: agrossi@sidley.com pventer@sidley.com rscofield@sidley.com

10.7Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of New York (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any other jurisdiction.

10.9Submission to Jurisdiction; Consent to Service of Process.

(a)Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit

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to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6; provided, however, that if the Bankruptcy Cases have closed, the parties agree to irrevocably submit to the exclusive jurisdiction of the Southern District of New York and each party hereto hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

10.10Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

10.12Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the prior written consent of the Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b) the Seller may assign any of its rights or delegate any of its duties under this Agreement (i) to any of its Affiliates and (ii) for collateral security purposes to any lender of the Seller or its Affiliates; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.

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10.13Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Seller to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Seller nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Seller.

10.14Third-Party Beneficiaries. Except as set forth in Section 10.15 (with respect to the Nonparty Affiliates), and Section 10.16 (with respect to the released parties identified therein), Section 10.17 (with respect to the Seller Group Members) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a

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Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16General Release.

(a)Effective as of the Closing, the Seller, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser and its respective past and present directors, managers, officers, employees, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity with respect to the Transferred Assets and Assumed Liabilities, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

(b)Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Seller, the Seller’s Affiliates and its and their respective past and present directors, managers, officers, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or

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may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

10.17Legal Representation. Purchaser and the Seller acknowledge and agree that the Law Firm has represented the Seller and its Affiliates in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Seller, its Affiliates and its partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between the Seller (including any one or more officers, directors or stockholders of the Seller), on the one hand, and the Law Firm, on the other hand, are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, the Seller for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Seller; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such documentation or information in the possession of the Law Firm or the Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by the Law Firm to any Seller Group Member of any documentation or information obtained by the Law Firm during the course of its representation of the Seller or any Affiliate prior to the Closing, whether related to this Agreement, the Related Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to any Seller, any Affiliate of the Seller or any other Person. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the Seller;

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provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the Seller in writing of such requirement (without making disclosure) and shall provide the Seller with such cooperation and assistance as shall be necessary to enable the Seller to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.17 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.17.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

BOSCH BERRIES KENTUCKY
OPERATIONS CORP.

By:     /s/ T.J. van der Bosch
Name: T.J. van den Bosch
Title: President

SELLER:

APPHARVEST PULASKI FARM, LLC

By: /s/ Gary Broadbent
Name: Gary Broadbent
Title: Chief Legal Officer; Chief Restructuring Officer

EXHIBIT A

GNCU Letter

Exhibit A to Asset Purchase Agreement

EXHIBIT B

Loan Term Sheet

USDA-Guaranteed loan (Business & Industry) and (REAP)

| | |
|---|---|
| **Lead Lender** | Greater Nevada Credit Union |
| **Amount:** | $20,000,000, in the aggregate |
| **Original Closing Date** | July 29, 2022 |
| **Guarantor(s):** | Bosch Berries Kentucky Holding Corp. |
| **Maturity:** | July 29, 2045 |
| **Amortization:** | Interest Only thru July 29, 2025 (36 months)<br>Principal and Interest commencing August 29, 2025 — fully amortized over remaining term (239 months) |
| **Current Interest Rate:** | 6.45% (next scheduled adjust July 29, 2027) |
| **Interest Rate Terms:** | Federal Home Loan Bank of Des Moines 5-year Advance (Index)<br>3.40% (Margin)<br>5-year adjust<br>4.75% floor |
| **Collateral Obtained by Borrower thru Loan Assumption and Lender Security Interest:** | 1. First lien on real estate<br>2. First lien on equipment, machinery, and fixtures<br>3. Assignment of any leases on the above assets<br>4. Others as applicable as included in Security Agreement |
| **Prepayment Penalty:** | 5% year 1, 4% year 2, 3% year 3, 2% year 4, 1% year 5 - assessed in part or whole based on principal reduction (loan is currently in year 2)<br>(Loan eligible for subsequent assumptions over life of loan) |
| **Other Terms:** | The lead lender must receive USDA approval prior to assumption closing<br>The ongoing USDA fee will be paid by the lead lender |

Exhibit B to Asset Purchase Agreement